Calculation of Registration Fee

	Maximum	Amount of
Title of Each Class of Securities Offered	Aggregate	Registration
	Offering Price	Fee
VelocityShares Daily 2x VIX Medium Term ETN Linked to the S&P 500 VIX Mid-Term Futures IndexTM due December 4, 2030	$2,220,000	$158.43

Pricing Supplement Addendum No. 3 dated December 6, 2010 To the Pricing Supplement No. VLS ETN-1 dated November 29, 2010, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009

Financial Products	VelocityShares Daily 2x VIX Medium Term ETN Linked to the S&P 500 VIX Mid-Term Futures Index™ due December 4, 2030 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN: NYSE Arca Ticker Symbol: Aggregate Offering Price of ETNs: Public Offering Price per ETN: Principal Amount of ETNs: Principal Amount per ETN: Trade Date: Settlement Date: Agent:	22542D779/US22542D7791 TVIZ $2,220,000 $88.80 $2,000,000 $100.00 December 6, 2010 December 9, 2010 Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer

Proceeds to Issuer: Agent’s Discount and Commission:

100.00% of the Aggregate Offering Price

0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any redemption at the investor’s option may charge investors a fee of up to 0.05% times the Closing Indicative Value of the ETN on the applicable valuation date, per ETN redeemed. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-26 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse